Exhibit 99.1


Contacts:    Allyne Mills (Media)               Dawn Berrie (Investors)
             (212) 726-4202                     (212) 726-4235
                                                FOR IMMEDIATE RELEASE


                     GT INTERACTIVE POSTPONES DEBT OFFERING

NEW YORK, NY, August 11, 1998 -- GT Interactive Software Corp. (NASDAQ: GTIS) announced today that it will postpone its previously announced offering of $100 million of Senior Subordinated Notes due 2005 to institutional investors. The Company has determined that, due to current unfavorable market conditions, this issuance would not be in the best interest of the Company or its shareholders.

Ron Chaimowitz, Chairman and Chief Executive Officer said: "GT's decision to pursue a high yield financing has always been driven by the economics of such an offering. Unfortunately, as a result of the recent deterioration in the high yield markets, this financing does not make sense at this time." The Company intends to continue to fund its strategic activities using current and alternative financing sources. The Company's operations will be unaffected by the offering postponement.

Headquartered in New York, GT Interactive Software Corp. is a global publisher of entertainment and edutainment software under the GT Interactive, Cavedog Entertainment, SingleTrac, Humongous Entertainment and MacSoft brands for personal computers, as well as game consoles from Sony Computer Entertainment Inc. and Nintendo. The company operates development studios in Seattle, Salt Lake City and San Luis Obispo, CA. GT Value Products publishes budget software under the WizardWorks, CompuWorks and Slash brands.

Certain statements contained in this press release may be deemed forward-looking statements that involve a number of risks and uncertainties. The company's actual results may differ materially from the expectations expressed in such forward-looking statements. Among the factors that could cause actual results to differ materially are worldwide business and industry conditions, including consumer buying and retailer ordering patterns, product delays, changes in research and development spending, company customer relations, in particular, levels of sales to Wal-Mart and other mass merchants, retail acceptance of the company's published and third-party titles, competitive conditions and other risks detailed, from time to time, in the company's SEC filings, including, but not limited to, the company's form 10-K for the period ended March 31, 1998.


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